Exhibit 99.1

EVERTEC REPORTS SECOND QUARTER 2026 RESULTS
Raises Full-Year 2026 Outlook
Increases share repurchase authorization
Signs strategic agreements with Transbank and Clip

SAN JUAN, PUERTO RICO – August 4, 2026 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the second quarter ended June 30, 2026.
Second Quarter 2026 Highlights and Recent Highlights

•Revenue increased 20% to $274.8 million, approximately 16% on a constant currency basis
•GAAP Net Income attributable to common shareholders was $5.4 million, or $0.09 per diluted share
•Adjusted EBITDA increased 18% to $109.3 million and Adjusted earnings per common share increased 18% to $1.05
•Returned $50.1 million to shareholders through share repurchases and dividends
•Advanced EVERTEC's growth strategy in Latin America through agreements with Transbank in Chile and Clip in Mexico
•Increased the share repurchase authorization to $150 million
•Raised full-year 2026 Revenue and Adjusted earnings per common share outlook

Mac Schuessler, President and Chief Executive Officer stated “We delivered a strong second quarter, reflecting organic growth across our business, the contributions from our recent acquisitions, and the continued execution of our strategy. Given our strong first-half performance and outlook for the remainder of the year, we are raising our full-year guidance and remain focused on executing our strategy.”

Second Quarter 2026 Results

Revenue. Total revenue for the quarter ended June 30, 2026 was $274.8 million, an increase of 20%, compared with $229.6 million in the prior year quarter driven by organic growth across most of the Company's segments, contributions from the recent acquisitions completed in the current and prior year and favorable foreign currency fluctuations. Constant currency revenue amounted to $265.7 million representing growth of 16%. Merchant acquiring revenue benefited from higher sales volume, higher non-transactional revenues and an improvement in spread. Payments Puerto Rico revenue benefited from higher POS transactions and growth in ATH Movil, primarily in ATH Movil Business, as well as a non-recurring volume-based benefit recognized during the quarter. Latin America revenue benefited from the contributions of recent acquisitions, and continued organic growth across the region. Revenue also benefited from foreign currency exchange rate fluctuations of $9.1 million, primarily in Brazil. Business Solutions revenue contracted mainly as a result of the 10% discount to Popular that came into effect in the fourth quarter of 2025.

Net Income attributable to common shareholders. For the quarter ended June 30, 2026, GAAP Net Income attributable to common shareholders was $5.4 million or $0.09 per diluted share, compared with $40.5 million or $0.62 per diluted share in the prior year quarter. The decrease was driven in part by certain non-recurring items, including impairment charges associated with the Company's strategic decision to exit an equity method investment, as well as costs related to cybersecurity incident response and remediation activities. The quarter also reflected costs associated with recent acquisitions, including integration related costs, higher depreciation and amortization related to acquired intangible assets, and increased interest expense resulting from higher outstanding debt balances, following recent acquisitions. Income tax expense was also higher, primarily driven by discrete tax items, including taxes associated with a dividend distribution used to partially fund the Dimensa acquisition and a valuation allowance recorded against capital losses generated by the exit of the equity investment, as well as a greater proportion of taxable income generated in higher-tax foreign jurisdictions. While these items impacted reported GAAP results, the Company continued to generate strong underlying operating performance, as reflected in its adjusted results and continued growth across its core businesses.

Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended June 30, 2026, Adjusted EBITDA was $109.3 million, an increase of $16.8 million when compared to the prior year quarter, driven by the increase in revenues. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenue) was 39.8%, compared with 40.3% in the prior year. The modest decrease primarily reflects the higher contribution from the Latin America segment.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended June 30, 2026, Adjusted Net Income was $64.8 million, an increase of $7.1 million when compared with $57.7 million in the prior year quarter. The increase is primarily driven by the higher Adjusted EBITDA, partially offset by a higher adjusted effective tax rate, primarily reflecting the higher contribution from the Latin America segment, higher operating depreciation and amortization expense, and the impact from non-controlling interest associated with the Tecnobank acquisition completed in the fourth quarter of 2025. Adjusted earnings per common share was $1.05, an increase of 18% compared with $0.89 in the prior year quarter, driven by the Adjusted Net Income results and a lower share count reflecting the impact of share repurchases completed during the current and prior year.

Share Repurchase

During the three months ended June 30, 2026, the Company repurchased 1,907,437 shares of its common stock at an average price of $24.68 per share for a total of $47.1 million.

On July 31, 2026, the Company's Board of Directors approved an increase to the share repurchase authorization to an aggregate $150 million, while maintaining the current expiration date of December 31, 2027. Prior to this authorization increase, approximately $83.0 million remained available under the program. The Company may repurchase shares in the open market, through accelerated share repurchase programs, 10b5-1 plans, or in privately negotiated transactions, subject to business opportunities and other factors.

2026 Outlook

The Company's revised financial outlook for 2026 is as follows:

•We now expect revenue between $1,085 million and $1,095 million representing growth of approximately 16.4% to 17.5%, an increase from our previous expectation of 15.1% to 16.4%. Constant currency growth is now expected to be between 14.5% to 15.6%.
•We now expect Adjusted earnings per common share to be between $3.94 to $4.04 representing growth of approximately 8.8% to 11.7%, an increase from our previous expectation of 6.6% to 9.9%. On a constant currency basis, growth is expected to be between 7.2% to 10.0%.
•We continue to expect Adjusted EBITDA margin of 39% to 40%
•We continue to expect capital expenditures to be approximately $90 million
•We continue to expect an adjusted effective tax rate of approximately 11% to 12%

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its second quarter 2026 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Karla Cruz-Jusino, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (800) 715-9871 or for international callers by dialing (646) 307-1963. A replay will be available one hour after the end of the conference call and can be accessed by dialing (855) 669-9658 or (412) 317-0088 for international callers; the pin number is 6110327. The replay will be available through Tuesday, August 11, 2026. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process over ten billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in

Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include Constant currency revenue, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per common share, and Constant Currency Adjusted Earnings per common share, each as defined below.

Constant currency revenue represents reported revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, multi-year non-recurring gains recognized in connection with the sale of tax credits, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. Segment Adjusted EBITDA which is the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and for this reason is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company’s presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks, non-compete agreements, among others; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs and premiums and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interests, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

Constant Currency Adjusted Earnings per common share is defined as Adjusted earnings per common share excluding the impact of fluctuations in foreign currency exchange rates in the current period, calculated by applying prior-year period foreign currency exchange rates to current-period results.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our future results of operations and financial position, including our guidance for fiscal year 2026; our business strategies; objectives of management for future operations, including, among others, statements regarding our expected growth, international expansion and future capital expenditures; and expectations for and anticipated benefits of acquisitions, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues pursuant to our second Amended and Restated Master Services Agreement (“A&R MSA”) with them, and as it may impact our ability to grow our business; our ability to renew our client contracts on terms favorable to us, including but not limited to the current term and any extension of the A&R MSA with Popular and Amended and Restated Independent Sales Organization Sponsorship and Services Agreement (the “A&R ISO Agreement”) with Banco Popular; our reliance on our information technology systems, employees and certain suppliers and counterparties, and certain failures or disruptions in those systems or chains could materially adversely affect our operations; the risk of security breaches or other confidential data theft from our systems; our ability to recruit, retain and develop qualified personnel; fraud by merchants or others; the credit risk of our merchant clients, for which we may also be liable; our use of artificial intelligence (“AI”) and machine learning tools and the evolving regulatory framework governing such technology; a decreased client base due to consolidations and/or failures in the financial services industry; our ability to comply with existing and future rules and regulations in the jurisdictions in which we operate; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on payment card network or other network rules, standards, mandates or fees; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing fiscal challenges and the effects of potential natural disasters; risks associated with our presence in international markets, including global political, social and economic instability; operating an international business in Latin America, Puerto Rico and the Caribbean, in jurisdictions with potential political and economic instability; the impact of exposure to foreign exchange fluctuations and capital controls on our costs, earnings and the value of some of our assets; our ability to protect our intellectual property rights against infringement and to defend ourselves against potential intellectual property infringement claims and the potential impact on our business of such claims, whether or not correct; the possibility that we could lose our preferential tax rate in Puerto Rico; the effect of purchases of our common stock pursuant to our stock repurchase plan on the value of our common stock; and the impact of our leverage on our ability to raise additional capital, that our leverage may limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations with respect to our substantial indebtedness, that we and our subsidiaries may be able to incur significant additional indebtedness, which could further increase such risks; and the other factors set forth under “Part 1, Item 1A. Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2026. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.
Investor Contact
Lily Arteaga
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

Revenues	Three Months Ended June 30,		Six Months Ended June 30,
Revenues	2026	2025	2026	2025
Revenues	$274,820	$229,607	$522,743	$458,399

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	124,241	110,060	242,486	224,669
Selling, general and administrative expenses	57,310	35,104	105,156	71,314
Depreciation and amortization	39,991	28,309	77,254	56,782
Total operating costs and expenses	221,542	173,473	424,896	352,765
Income from operations	53,278	56,134	97,847	105,634
Non-operating income (expenses)
Interest income	3,727	3,079	7,587	6,330
Interest expense	(20,264)	(16,719)	(37,621)	(33,707)
(Loss) gain on foreign currency remeasurement	(698)	1,348	(4,424)	515
(Losses) earnings from equity investees	(7,768)	867	(6,322)	2,944
Other (loss) income, net	(1,124)	334	(937)	554
Total non-operating expenses	(26,127)	(11,091)	(41,717)	(23,364)
Income before income taxes	27,151	45,043	56,130	82,270
Income tax expense	20,274	4,070	24,506	8,206
Net income	6,877	40,973	31,624	74,064
Less: Net income attributable to non-controlling interest	1,472	508	2,468	896
Net income attributable to EVERTEC, Inc.’s common stockholders	5,405	40,465	29,156	73,168
Other comprehensive income, net of tax
Foreign currency translation adjustments	9,257	32,495	58,831	79,206
Gain (loss) on cash flow hedges	1,990	(2,160)	4,739	(6,152)
Unrealized gain on change in fair value of debt securities available-for-sale	21	2	17	10
Other comprehensive income, net of tax	$11,268	$30,337	$63,587	$73,064
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$16,673	$70,802	$92,743	$146,232
Net income per common share:
Basic	$0.09	$0.63	$0.48	$1.15
Diluted	$0.09	$0.62	$0.47	$1.13
Shares used in computing net income per common share:
Basic	60,916,714	64,030,322	61,353,699	63,884,710
Diluted	61,446,374	64,870,358	62,030,514	64,808,817

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)	June 30, 2026	December 31, 2025
Assets
Current Assets:
Cash and cash equivalents	$260,659	$305,993
Restricted cash	29,737	25,838
Accounts receivable, net	182,619	164,381
Settlement assets	28,072	26,098
Prepaid expenses and other assets	85,056	68,462
Total current assets	586,143	590,772
Debt securities available-for-sale, at fair value	4,236	3,202
Equity securities, at fair value	6,144	5,849
Investments in equity investees	18,452	30,120
Property and equipment, net	66,297	64,354
Operating lease right-of-use asset	36,584	38,218
Goodwill	1,070,494	891,992
Other intangible assets, net	610,782	553,082
Deferred tax asset	47,427	45,386
Derivative asset	1,990	—
Other long-term assets	31,069	20,321
Total assets	$2,479,618	$2,243,296
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$143,021	$125,575
Accounts payable	58,094	63,726
Contract liability	32,770	26,573
Income tax payable	11,446	3,218
Current portion of long-term debt	29,834	23,867
Short-term borrowings	35,000	10,000
Current portion of operating lease liability	5,791	5,878
Settlement liabilities	28,343	26,202
Total current liabilities	344,299	285,039
Long-term debt	1,221,871	1,053,030
Deferred tax liability	79,884	71,356
Contract liability - long term	35,016	47,032
Operating lease liability - long-term	31,822	33,305
Derivative liability	843	5,225
Other long-term liabilities	46,804	34,317
Total liabilities	1,760,539	1,529,304
Redeemable non-controlling interests	74,171	89,155
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 59,752,542 shares issued and outstanding as of June 30, 2026 (December 31, 2025 - 61,756,639)	597	618
Additional paid-in capital	—	—
Accumulated earnings	643,969	687,696
Accumulated other comprehensive loss, net of tax	(3,121)	(66,708)
Total EVERTEC, Inc. stockholders’ equity	641,445	621,606
Non-controlling interest	3,463	3,231
Total equity	644,908	624,837
Total liabilities and equity	$2,479,618	$2,243,296

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(In thousands)	2026	2025
Cash flows from operating activities
Net income	$31,624	$74,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,254	56,782
Amortization of debt issue costs and accretion of discount	2,559	2,246
Operating lease amortization	2,957	3,522
Deferred tax benefit	(10,508)	(10,726)
Share-based compensation	15,736	14,548
Loss on impairment of investment in equity investee	8,910	—
Earnings of equity investees	(2,588)	(2,944)
Loss (gain) on foreign currency remeasurement	4,424	(515)
Other, net	3,010	(1,398)
(Increase) decrease in assets:
Accounts receivable, net	(18,696)	(15,616)
Prepaid expenses and other assets	(2,562)	(4,574)
Other long-term assets	(2,872)	2,783
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	2,805	(22,304)
Income tax payable	(9,905)	(3,531)
Contract liability	(4,446)	(6,862)
Operating lease liabilities	(4,384)	(3,788)
Other long-term liabilities	(2,627)	4,441
Total adjustments	59,067	12,064
Net cash provided by operating activities	90,691	86,128
Cash flows from investing activities
Additions to software and other intangible assets	(36,580)	(30,902)
Property and equipment acquired	(11,256)	(11,404)
Acquisition of available-for-sale debt securities	(928)	(561)
Payments for non-compete agreements	(431)	(662)
Proceeds from maturities of available-for-sale debt securities	—	1,000
Acquisitions, net of cash acquired	(179,757)	—
Other investing activities, net	3	(151)
Net cash used in investing activities	(228,949)	(42,680)
Cash flows from financing activities
Debt issuance costs	(1,276)	—
Acquisition of redeemable non-controlling interests	(23,098)	(5,167)
Withholding taxes paid on share-based compensation	(7,385)	(8,918)
Proceeds from issuance of long term debt	184,538	—
Net increase in Revolving Facility	25,000	—
Dividends paid to noncontrolling interest holders	(5,989)	(1,249)
Dividends paid	(6,119)	(6,383)
Repurchase of common stock	(67,049)	(3,691)
Repayment of long-term debt	(11,933)	(11,933)
Settlement activity, net	(2,498)	2,209
Other financing activities, net	(6,429)	(5,193)
Net cash provided by (used in) financing activities	77,762	(40,325)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	16,563	15,205
Net (decrease) increase in cash, cash equivalents, restricted cash and cash included in settlement assets	(43,933)	18,328
Cash, cash equivalents, restricted cash and cash included in settlement assets at the beginning of the period	348,129	314,649
Cash, cash equivalents, restricted cash, and cash included in settlement assets at end of the period	$304,196	$332,977
Cash and cash equivalents	260,659	290,578
Restricted cash	29,737	23,780
Cash and cash equivalents included in settlement assets	13,800	18,619
Cash, cash equivalents, restricted cash and cash included in settlement assets	$304,196	$332,977

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three Months Ended June 30, 2026
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$60,869	$130,873	$52,301	$58,825	$302,868	$(28,048)	$274,820
Adjusted EBITDA	$36,894	$39,656	$21,805	$22,556	$120,911	$(11,576)	$109,335

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $16.1 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $7.9 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $4.0 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Three Months Ended June 30, 2025
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$56,421	$86,055	$47,292	$64,519	$254,287	$(24,680)	$229,607
Adjusted EBITDA	$33,028	$23,350	$20,002	$26,032	$102,412	$(9,847)	$92,565

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $14.8 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $6.4 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $3.5 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Six Months Ended June 30, 2026
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$119,314	$241,203	$100,706	$118,363	$579,586	$(56,843)	$522,743
Adjusted EBITDA	$71,634	$72,456	$41,323	$44,193	$229,605	$(23,224)	$206,381
(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $31.8 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $16.2 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $8.9 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Six months ended June 30, 2025
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$111,578	$169,830	$94,941	$130,083	$506,432	$(48,033)	$458,399
Adjusted EBITDA	$64,466	$48,245	$40,361	$48,243	$201,315	$(19,312)	$182,003
(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $29.2 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $11.9 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $7.0 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollar amounts in thousands, except share data)	2026	2025	2026	2025
Revenue	$274,820	$229,607	$522,743	$458,399
Currency Adjustment - Constant (1)	(9,075)	—	(15,831)	—
Constant Currency Revenue	$265,745	$229,607	$506,912	$458,399

Net income	$6,877	$40,973	$31,624	$74,064
Income tax expense	20,274	4,070	24,506	8,206
Interest expense, net	16,537	13,640	30,034	27,377
Depreciation and amortization	39,991	28,309	77,254	56,782
EBITDA	83,679	86,992	163,418	166,429
Equity income (2)	7,768	(867)	6,322	(2,944)
Compensation and benefits (3)	9,481	7,974	22,779	19,594
Transaction, refinancing and other fees (4)	7,709	(186)	9,438	(560)
Loss on foreign currency remeasurement (5)	698	(1,348)	4,424	(515)
Adjusted EBITDA	109,335	92,565	206,381	182,004
Operating depreciation and amortization (6)	(19,991)	(16,904)	(38,895)	(33,524)
Cash interest expense, net (7)	(14,881)	(13,031)	(27,098)	(25,995)
Income tax expense (8)	(6,834)	(4,446)	(13,998)	(7,643)
Non-controlling interest (9)	(2,874)	(519)	(5,586)	(917)
Adjusted Net Income	$64,755	$57,665	$120,804	$113,925
Net income per common share (GAAP):
Diluted	$0.09	$0.62	$0.47	$1.13
Adjusted earnings per common share (Non-GAAP):
Diluted	$1.05	$0.89	$1.95	$1.76
Shares used in computing adjusted earnings per common share:
Diluted	61,446,374	64,870,358	62,030,514	64,808,817

1)Constant currency adjustment is calculated by applying prior-year monthly average foreign currency exchange rates to current-period results.
2)Represents the elimination of non-cash equity earnings from equity investments, net of dividends received and non-recurring impairment charges.
3)Primarily represents share-based compensation and severance payments.
4)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement and other non-recurring expenses.
5)Represents non-cash unrealized losses and (gains) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
6)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
7)Represents interest expense, less interest income, as they appear on the unaudited condensed consolidated statements of income and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs and premiums, and accretion of discount.
8)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete and non-recurring tax items.
9)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the acquisition.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	Outlook 2026			2025
(Dollar amounts in millions, except per share data)	Low		High
Revenues (GAAP)	$1,085	to	$1,095	$932
Currency adjustment - constant (1)	(18)		(18)
Constant currency revenues (Non-GAAP)	1,067		1,077

Earnings per Share (EPS) (GAAP)	$1.61	to	$1.73	$2.20
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (2)	0.93		0.93	0.70
Merger and acquisition related depreciation and amortization (3)	1.40		1.40	0.83
Non-cash interest expense (4)	0.10		0.10	0.04
Tax effect of non-gaap adjustments (5)	(0.03)		(0.05)	(0.10)
Non-controlling interest (6)	(0.07)		(0.07)	(0.05)
Total adjustments	2.33		2.31	1.42
Adjusted EPS (Non-GAAP)	$3.94	to	$4.04	$3.62
Currency adjustment - constant (1)	(0.06)		(0.06)
Constant Currency Adjusted EPS (Non-GAAP)	$3.88		$3.98
Shares used in computing adjusted earnings per common share	61.6		61.6	64.4

(1)Constant currency adjustment is calculated by applying prior-year monthly average foreign currency exchange rates to current-period results.
(2)Represents share-based compensation, the elimination of non-cash equity earnings from equity investments, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(3)Represents depreciation and amortization expenses generated as a result of M&A activity.
(4)Represents non-cash amortization of the debt issue costs and premiums and accretion of discount.
(5)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 11% to 12%) and adjustments from certain discrete and non-recurring tax items.
(6)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the acquisition.